Exhibit 8.1

[FORM OF WEIL TAX OPINION]

[date]

Engility Holdings, Inc.

3750 Centerview Drive

Chantilly, Virginia 20151

Ladies and Gentlemen:

We have acted as counsel to Engility Holdings, Inc., a Delaware corporation (“Engility”), in connection with the Agreement and Plan of Merger dated as of October 28, 2014 (the “Agreement”), by and among TASC Parent Corporation, a Delaware corporation (“TASC”), Toucan Merger Corporation I, a Delaware corporation (“Merger Sub One”), Toucan Merger Corporation II, a Delaware corporation and a direct, wholly owned subsidiary of Merger Sub One (“Merger Sub Two”), Engility, New East Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Engility (“New Engility”), and East Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of New Engility (“East Merger Sub”). Except as otherwise noted, any capitalized terms used but not defined herein have the meaning given to such terms in the Agreement.

At your request, we are rendering our opinion concerning certain U.S. federal income tax consequences of (1) the declaration and distribution of a dividend by Engility to its stockholders prior to the mergers contemplated by the Agreement (the “Engility Special Cash Dividend”), (2) the merger of Engility with and into New Engility pursuant to the Agreement (the “Engility Merger”), and (3) the merger of Merger Sub One with and into East Merger Sub pursuant to the Agreement (the “Engility/TASC Merger” and, together with the Engility Special Cash Dividend and the Engility Merger, the “Transactions”).

In rendering our opinion, we have examined and with your consent are relying upon: (1) the Agreement, (2) the Form S-4 initially filed by Engility with the Securities and Exchange Commission (“SEC”) on November 20, 2014, including the joint proxy/consent solicitation statement/prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”), and (3) such other documents and corporate records as we have deemed necessary or appropriate. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Engility and TASC.

Our opinion set forth below assumes, with your consent: (1) the accuracy and completeness of the statements and facts concerning the Transactions set forth in the Agreement and the Registration Statement, (2) the consummation of the Transactions in the manner contemplated by, and in accordance with the terms set forth in, the Agreement and the Registration Statement, (3) the accuracy and completeness of the representations, as of the date hereof and as of the effective time of the Transactions, as applicable (i) made by Engility set forth in the certificate delivered to us by Engility dated the date hereof, (ii) made by New Engility, on behalf of itself and East Merger Sub, set forth in the certificate delivered to us by New Engility dated the date hereof and (iii) made by Merger Sub One set forth in the certificate delivered to us by Merger Sub One dated the date hereof, (4) that any representations or statements made in such certificates that are qualified by knowledge or qualifications of like import are accurate without such qualification, (5) that there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Transactions and (6) that the Transactions will be reported by New Engility, Engility, TASC and their respective affiliates in a manner consistent with our opinion set forth below.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm that the discussion contained in the Registration Statement under the caption “The Mergers—Material U.S. Federal Income Tax Consequences” pertaining to the U.S. federal income tax consequences of the Engility Special Cash Dividend, the Engility Merger and the Engility/TASC Merger, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Engility Special Cash Dividend to U.S. holders (as defined in the Registration Statement) of Parent Common Stock, the material U.S. federal income tax consequences of the Engility Merger to Engility and to U.S. holders of Parent Common Stock, the qualification of the Engility/TASC Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the material U.S. federal income tax consequences of the Engility/TASC Merger to New Engility and to U.S. holders of Holdco Common Stock.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as in effect on the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Transactions, or any inaccuracy in the facts, representations, warranties, covenants, undertakings or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Engility Special Cash Dividend, the Engility Merger and the Engility/TASC Merger or any matter other than those specifically covered by the foregoing opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,